Exhibit 10.40

Summary of Director Compensation Arrangements

Directors of CarrAmerica Realty Corporation (the “Company”) receive the following compensation:

•	an annual retainer payable to non-employee directors equal to $25,000;

•	a fee payable to non-employee directors for each meeting of the Company’s Board of Directors (the “Board”), attended in person or by telephone, equal to $1,200;

•	a fee payable to non-employee directors for each committee meeting held on a non-Board meeting day attended in person or by telephone, equal to $750, except that the fee for each Audit Committee meeting is $1,000;

•	chairman of each committee receives an additional annual fee of $1,000, except that the fee for the chairman of the Audit Committee is $2,000;

•	reimbursement of out-of-pocket expenses of non-employee directors in connection with attending Board meetings; and

•	a grant of 1,000 restricted shares of common stock under the Company’s 1997 Stock Option and Incentive Plan (the “1997 Plan”) immediately following the election of directors at each annual meeting of the Company’s stockholders, such shares vesting in full on the first anniversary of the date of the grant.

The Company’s non-employee directors may elect to defer all or any portion of the retainer and fees paid in cash for service on the Board or any committee thereof in accordance with the Company’s Directors’ Deferred Compensation Plan previously filed with the Securities and Exchange Commission.